EXHIBIT 23(a)

Consent of PricewaterhouseCoopers LLP

December 29, 1998

Consent of Independent Accountants

     We consent to the incorporation by reference in the registration statement of Modis Professional Services, Inc. on Form S-8 of our report dated March 20, 1998, except for notes 15, 16 and 17, as to which the date is November 11, 1998, on our audits of the consolidated financial statements of Modis Professional Services, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the company's filing on Form 8-K, dated November 12, 1998.




\s\ PricewaterhouseCoopers LLP
Jacksonville, Florida